EX-35.4
(logo) WELLS FARGO

Commercial Mortgage - Servicing

MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711



ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


RE: Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-TOP26

In accordance with Section 13.9 of the Pooling and Servicing Agreement, (the "Agreement") dated April 1, 2007 executed by and between Bear Stearns
Commercial Mortgage Securities Inc., (as "Depositor"), Wells Fargo Bank, National Association, (as "Master Servicer"), Centerline Servicing Inc., (as "Special Servicer"), LaSalle Bank National Association, (as "Trustee" and "Custodian"), Wells Fargo Bank, National Association, (as "Paying Agent", "Certificate Registrar" and "Authenticating Agent"), as authorized officer of the Master Servicer, Wells Fargo Bank, National Association, I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under my supervision and (B) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.


Dated: March 14, 2008

Wells Fargo Bank, National Association
"Master Servicer"


/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President